EXHIBIT 10.2

SEPARATION AGREEMENT AND GENERAL RELEASE

     BY AND BETWEEN FIRST COMMONWEALTH FINANCIAL CORPORATIONand its subsidiaries, divisions, successors and assigns, and the employees, officers, directors and agents thereof (collectively referred to throughout this Agreement as "FCFC") and David S. Dahlmann (hereinafter referred to throughout this Agreement as "Employee"), residing at RD # 6, Box 87A, Greensburg, PA 15601 agree that:

     WHEREAS, EMPLOYEE has been employed with FCFC;

     WHEREAS, the parties have mutually agreed upon the terms and conditions of the separation as set forth in this Agreement; and

     WHEREAS, the parties desire to set forth their agreement in writing;

     NOW, THEREFORE, the parties hereto, each in consideration of the actions and promises of the other, enter into this Separation Agreement and General Release ("Agreement"), and intend to be legally bound by its terms, which are as follows.

1.      EMPLOYEE'S employment is terminated with FCFC December 31, 2002.

2.      In accordance with EMPLOYEE'S resignation and separation from employment, FCFC agrees to the following:

A.  Separation Pay:    Sixty-five (65) weeks of salary continuation. Salary continuation to be based upon current weekly pay of $6,240.39.  Total salary continuation to be $405,625.35.  FCFC reserves the option to either make a lump sum payment of the separation pay or make payment each pay period throughout the separation period.  In either instance, payroll deductions will be made.

B.  Group Health Insurance:   Sixty-five (65) weeks of group health.  Group health care benefits that are in effect upon the date that the Agreement documents were given to the Employee will continue in effect for the term specified with the full monthly premium paid by FCFC. The Employee may elect to remove dependents from his/her coverage; however, as of the date that the Agreement documents were delivered to the Employee no change in group health coverage is permitted unless a qualified family status change occurs.  If the Employee has waived his/her coverage as of the date of the notification he/she will receive no benefits under this section, unless a qualified family status change occurs prior to the last active day of employment.

     If the Employee obtains other health care benefits prior to the expiration of his/her separation period, Employee must notify FCFC immediately. Upon notification, the health care coverage will be terminated and the Employee will receive fifty (50) percent of the monthly premium paid by FCFC for the duration of the separation period.  The Employee will be given the option for COBRA rights after cessation of group health coverage.

If the Employee either does not want or need the continuation of his/her healthcare benefits through the term of the separation period, the Employee will receive fifty (50) percent of what it costs FCFC to provide health care benefits to Employee on a monthly basis for the duration of the separation period. The Employee will be given the option for COBRA rights after the cessation of group health coverage or the opting out of the group health plan.

C. Benefits Generally Available to Displaced Employees:  In addition to the consideration described in paragraphs 2(A) and 2(B) above, the Employee will also remain eligible for any other benefits or compensation to which similarly situated Employees of FCFC are eligible. These other benefits include, by way of illustration and not limitation, eligibility to exercise rights under the federal Consolidated Omnibus Budget Reconciliation Act ("COBRA") to elect to continue existing group health insurance coverage, if any, in effect at the termination of any such coverage continued pursuant to paragraph 2 (B); as well as entitlement to vested benefits, if any, under the FCFC ESOP, FCFC ISOP, and the FCFC 401(k) Retirement Savings Plan, in which the Employee participated prior to his/her final date of employment in accordance with the terms of the particular plan. The Employee's election to accept or reject this Agreement will not affect these other benefits except as required by plan documents. However, separation payments are not considered qualified earnings for 401(k) and ESOP contributions. The Employee may not contribute any percentage of the separation payment into FCFC's 401(k) Plan nor will payment of the separation amount generate any employer contributions to the 401(k) and ESOP Plans.

The Employee may continue to participate in voluntary benefit plans pursuant to the plan documents at the conclusion of the Employee's active employment. Life, A.D.&D. and Long-Term Disability insurance conversion privileges will be offered at the conclusion of the Employee's active employment. The Employee will be responsible for premium payments.

D. Vacation Pay: Unused vacation days for 2002 will be paid to the Employee per FCFC policy and procedures.

E. Unemployment Compensation: The Employee will be permitted to apply for Unemployment Compensation benefits to the manner and extent permitted by law.

3.   IN CONSIDERATION for the agreements and payments set forth above, Employee agrees and hereby releases FCFC, its general and limited partners, subsidiaries, employees, administrators, officers, directors, shareholders, affiliates, agents, successors and assigns from any and all claims, counterclaims, rights, demands, costs, damages, losses, liabilities, causes of actions, including any claims for attorneys' fees and court costs that Employee may have or claim to have against FCFC, its general and limited partners, subsidiaries, employees, administrators, trustees of the 401(k) plan and pension plan, officers, directors, shareholders, affiliates, agents, successors and assigns as a result of his/her employment by, association with and separation from FCFC.  Such release shall include, but not be limited to, claims for any compensation, bonus, commissions, salaries, pensions, vacation payments or any payments of any kind, apart from those set forth above. This Release shall include a release from any and all such claims, whether known or unknown, suspected or unsuspected, foreseen or unforeseen, real or imagined, actual or potential through the date of this Agreement.  Employee agrees to pay for any legal fees, costs or damages incurred by FCFC as a result of any breach of his/her promises as contained in this Agreement.

4.   Employee knowingly and voluntarily releases and forever discharges FCFC of and from any and all claims, known and unknown, suspected or unsuspected, foreseen or unforeseen, real or imagined, actual or potential, which Employee, his/her heirs, executors, administrators, successors, and assigns (referred to collectively throughout this Agreement as "Employee") have or may have against FCFC at any time prior to the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of:  The National Labor Relations Act, as amended;  Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991;  Sections 1981 through 1988 of Title 42 of the United States Code, as amended;  The Employee Retirement Income Security Act of 1974, as amended;  The Immigration Reform and Control Act, as amended;  The Americans with Disabilities Act of 1990, as amended;   The Age Discrimination in Employment Act of 1967, as amended;  The Older Workers Benefit Protection Act;  The Fair Labor Standards Act, as amended;  The Occupational Safety and Health Act, as amended;  The Family and Medical Leave Act;  The Pennsylvania Human Relations Act, as amended;  The Pennsylvania Wage Payment and Collection Law, as amended; The Pennsylvania Minimum Wage Act, as amended;  The Pennsylvania Equal Pay Law, as amended; The Pennsylvania Workers' Compensation Act;  any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort or common law; or any allegation for costs, fees, or other expenses including attorneys' fees incurred in this matter.

5.   With respect to any and all claims that Employee could potentially allege under the Age Discrimination in Employment Act, 29 U.S.C. Section 629 et seq., he/she hereby agrees and acknowledges the following:

a.   That the terms of this Agreement constitute a release and waiver of any and all claims he/she may have under the Age Discrimination in Employment Act, 29 U.S.C. Section 629, through the date of this Release; and
b.   That he/she has carefully read and reviewed the terms of this Agreement with his/her legal counsel and fully understands the terms of the Agreement, including that it will release and waive any claim he/she may have under the Age Discrimination and Employment Act;
c.   That this Agreement affects only those rights and claims under the Age Discrimination and Employment Act that accrued to him/her through the date of this Agreement, but not any claim which may arise after the date of this Agreement;
d.   That his/her waiver and release of claims under the Age Discrimination in Employment Act are given specifically and in consideration for the promises and benefits set forth in the Agreement referred to above;
e.   That he/she is hereby advised in writing to consult with his/her attorney prior to executing this Agreement, and that he/she acknowledges that he/she has done so prior to signing this Agreement;
f.   That he/she acknowledges that he/she has been given a minimum of twenty-one (21) and no more than twenty-five (25) days within which to consider the terms of this Agreement and any claims he/she may have under the Age Discrimination in Employment Act; and,

g.   That he/she understands and acknowledges that he/she has a period of seven (7) days following his/her execution of this Agreement to revoke this Agreement with respect to any claims that he/she may have under the Age Discrimination in Employment Act, and that the Agreement shall not be enforceable under the Age Discrimination in Employment Act during this seven (7) day period with the understanding that any such revocation will release FCFC from any and all obligations it may have under any agreement existing between Employee and FCFC.  Any revocation within this period must be submitted, in writing, to Thaddeus Clements of FIRST COMMONWEALTH FINANCIAL CORPORATION and state "I hereby revoke my acceptance of our Agreement and General Release." The revocation must be personally delivered to Thaddeus Clements or his designee, or mailed to Thaddeus Clements, FIRST COMMONWEALTH FINANCIAL CORPORATION, P.O. BOX 400, INDIANA, PA 15701- 0400 and be postmarked within seven (7) days of execution of this Separation Agreement and General Release.  If Employee does not advise Thaddeus Clements, in writing that he/she revokes this Agreement within seven (7) days of his/her execution of it, he/she understands that this Agreement shall be forever effective and enforceable. If the last day of the revocation period is a Saturday, Sunday or legal holiday in Pennsylvania, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.

6.   Employee recognizes and acknowledges FCFC's interest in preventing other employees from misconstruing this Agreement as a precedent setting event creating an entitlement for them and, therefore, agrees that he/she shall keep the fact and terms of this Agreement and the negotiations leading to this Agreement completely confidential, unless required by law or Court order to do otherwise.  The parties agree that this confidentiality provision is essential to the Agreement and that any breach of this provision by Employee constitutes a material breach of this Agreement.

7.   Employee agrees that he/she will not make any disparaging statements to any current or former employee of FCFC, its clients, customers, contractors, vendors, or to the media or to any other person, about FCFC, its parent corporations, affiliates, limited and general partners, subsidiaries, and related companies, whether employees, officers, directors, shareholders, representatives or agents thereof.  A disparaging statement is any communication, oral or written, which would cause or tend to cause humiliation or embarrassment or to cause a recipient to question the business condition, integrity, product and service, quality, confidence or good character of any of these persons or entities.  Employee agrees that this non‑disparaging provision is essential to the Separation Agreement and General Release, and that any breach of this provision constitutes a material breach of this Separation Agreement and General Release.

8.   Employee Cooperation.     Employee agrees to cooperate with FCFC upon reasonable notice and at reasonable times, in the prosecution and defense of litigation and in related investigations and preparations of any claims or actions now in existence or that may be threatened or brought in the future relating to events or occurrences that transpired while he/she was employed by FCFC.

9.   Employee shall not apply for or accept employment now or in the future with FCFC or with any entity owned or operated by FCFC.

10.   Employee agrees that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time for any purpose as an admission by FCFC of any liability or unlawful conduct of any kind.

11.   This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.

12.   This Agreement shall be governed by the substantive laws of the Commonwealth of Pennsylvania, and any action to enforce this Agreement shall be brought in the courts of the Commonwealth of Pennsylvania.  Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.

13.   Voluntary and Knowing Execution of Agreement:  Employee can read and write and acknowledges that he/she executed this Agreement and agreed to all of its terms freely, voluntarily, knowingly and in accordance with the advice and recommendations of his/her counsel. Employee further acknowledges and represents that he/she is under no physical or mental disability or impairment that would prevent or impair (a) his/her ability to understand this Agreement or its effects: or (b) his/her ability to enter into this Agreement knowingly or voluntarily.

To this end, having elected to execute this Separation Agreement and General Release, to fulfill the promises set forth herein, and to receive thereby the sums and benefits set forth in Paragraph two herein, Employee freely, knowingly, and voluntarily and after due consideration, enters into this Separation Agreement and General Release intending to waive, settle and release all claims he/she has or might have against Employer.

14.   This Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties. Employee acknowledges that he/she has not relied on any representation, promises, or agreements of any kind made to him/her in connection with his/her decision to sign this Agreement except for those set forth in this Agreement.

     IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Separation Agreement and General Release as of the date set forth below:

_______________________          ________________________________________

Date                         David S. Dahlmann

Signed and sworn before me

this ________day of

_____________, 2002

Notary Public

                         FIRST COMMONWEALTH FINANCIAL CORPORATION

______________________     By:     ________________________________________

Date                               Thaddeus Clements, Sr. V. P.

ADDENDUM

  Section 2.A. Separation Pay:
  Salary distribution is requested as follows:
  The first 52 weeks of salary continuation at $3,727.17 per week and the remaining 13 weeks of salary at $16,293.28 per week.

  Section 2.D. Vacation Pay:
  Unused vacation days for 2002 to be paid in the first pay period of 2003.

  Miscellaneous-SERP:
  Distribution will not be required to be made prior to January 1, 2005. However, the employee will have the option to receive distributions prior to January 1, 2005.